UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Lifetime Brands, Inc.

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LCUT Shareholder Outreach Email

Subject line of email: Request for Meeting: Lifetime Brands-Filament Brands Transaction

Hello [NAME]

On February 28, 2018, you will have an opportunity to vote on Lifetime Brands’ acquisition of Filament Brands (here is a link to our proxy, which was filed on January 23, 2018). I’m reaching out to introduce myself and ask if you would value having a call or meeting with me and my colleagues on Lifetime Brands’ management team.

In December, we announced an agreement to acquire Filament Brands for an enterprise value of approximately $313 million. Filament, a portfolio company of private equity firm Centre Partners, is an established leader and innovator in the housewares industry. The transaction offers a number of compelling strategic and financial benefits:

•	Increased Scale: Acquiring Filament gives us increased purchasing power, new distribution channels, greater benefit from infrastructure and SG&A costs and a broader product portfolio (pro forma net sales of approximately $758 million; pro forma EBITDA of more than $88 million, nearly double).

•	New Sales Opportunities: This transaction is expected to create new sales opportunities from key retailers to unlock new commercial opportunities, including those in the food service industry, and enables us to expand Filament’s presence in international markets.

•	Substantial Efficiencies: In addition to capitalizing on Lifetime’s significant investments in sales, distribution, ecommerce, sourcing and our IT infrastructure, the transaction with Filament creates a more cost-effective organization by combining R&D, marketing, operations and workforces, with run-rate synergies of approximately $8 million annually within the first year after close.

•	Meaningfully Accretive to EBITDA margins at closing and to EPS in the first full year after close.

•	Strong Leadership: This acquisition combines the strengths of private equity with those of experienced public company management. Upon completion of the transaction, Rob Kay, CEO of Filament, will become CEO of Lifetime. Jeffrey Siegel, currently Chairman and CEO of Lifetime Brands, will become Executive Chairman of the Company. Daniel Siegel will remain President of the Company and Ronald Shiftan will remain Vice Chairman of the Board.

•	Filament’s Institutional Shareholders Fully Endorse Transaction: Filament’s equity holder, Centre Partners, is committed to the Company’s long-term success and does not expect to receive cash as a result of the transaction. Following the closing, Centre Partners will own 27% of the Company, and has agreed to continue such ownership until at least the beginning of 2020. Further, at the closing, Mr. Kay and two representatives from Centre Partners will join Lifetime’s Board.

We would welcome an opportunity to discuss the transaction or anything else that would be helpful to you. Please let me know if you would like to get something on the calendar – either in person or by phone – prior to the upcoming February 28, 2018 vote.

Sincerely,

Larry Winoker Senior Vice President & CFO Lifetime Brands, Inc.